Exhibit 1.2

Number: BC0314605

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ANFIELD RESOURCES INC. changed its name to ANFIELD ENERGY INC. on December 27, 2017 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On December 27, 2017 CAROL PREST Registrar of Companies Province of British Columbia Canada